UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2006

CompuCredit Corporation

(Exact name of registrant as specified in its charter)

Georgia	000-25751	58-2336689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia, 30346

(Address of principal executive offices)

Registrant’s telephone number, including area code: 770-206-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On June 29, 2006 the New York Attorney General, Columbus Bank & Trust Company and CompuCredit Corporation reached agreement on the resolution of various credit card issuance and servicing matters. New York has a unique statute relating to the opening of credit card accounts, and it was reported that CompuCredit had agreed to pay $11 million in restitution to New York residents. While the amount of that restitution cannot be precisely determined at this time, the effects of that restitution on CompuCredit’s consolidated financial results for the second quarter of 2006 will be substantially less than the reported $11 million pre-tax amount. Restitution will be provided through credits to certain New York consumers. Some of these credits relate to revenues that are deferred on CompuCredit’s consolidated balance sheet, some of these credits relate to credit card receivables that have been charged off in amounts in excess of the credits to be provided, and some of these credits will be charged against CompuCredit’s allowance for doubtful accounts. Additionally, other credits will be charged against a $3.2 million liability that had been accrued by CompuCredit for this purpose in its GAAP-basis financial statements and in its non-GAAP financial, operating and statistical measures.

The above discussion contains forward-looking statements, and actual results may differ materially from the discussion above. CompuCredit expects to announce definitive amounts in connection with the announcement of its results for the quarter ended June 30, 2006.

Item 7.01. Regulation FD Disclosure.

See Item 2.02 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMPUCREDIT CORPORATION

Dated: July 3, 2006	By:	/s/ J. Paul Whitehead, III
	Name:	J. Paul Whitehead, III
	Title:	Chief Financial Officer